Exhibit 10.3

Summary of

Compensation Arrangements

With Non-Management Directors

Retainer for Board Service	$40,000 per year paid quarterly

Retainer for Committee Chair	$10,000 per year paid quarterly (applies to audit, compensation and governance and nominating committees; other committee chairs will be compensated $5,000 per year)

Additional Retainer for Audit Committee Members	$10,000 per year for the chair and $5,000 for each member

Meeting Fee	$1,000 per meeting paid shortly after each meeting

Initial Equity Grant	6,000 restricted stock units and 8,000 stock options upon initial election or appointment to board

Annual Equity Grant	2,000 restricted stock units and 8,000 stock options granted on the date of the annual meeting of shareholders

Retainers are paid quarterly; meeting fees are paid after each meeting. Travel expenses in connection with the attendance of meetings are reimbursed.

Stock options and restricted stock units vest on the first anniversary of the grant and options expire 10 years after grant. All restricted stock units are deferred until retirement or other termination from the Board of Directors.

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